EXHIBIT 12.2

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (Dollars in Millions)
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                                                                 Year Ended December 31,
                                                  -------------------------------------------------

                                                  1994       1993       1992       1991       1990
                                                  ----       ----       ----       ----       ----
Earnings before cumulative effect of
 accounting changes ........................      $ 124      $ 343      $ 196      $  73      $ 401

Provision for income taxes .................        170        268        153        139         84

Minority interest ..........................         --         --          5          6         21
                                                   ----       ----       ----       ----       ----
    Earnings subtotal (a) ..................        294        611        354        218        506

Fixed charges included in earnings:
    Interest expense .......................        275        304        379        395        419
    Interest portion of rentals (b) ........         50         55         61         67         60
                                                   ----       ----       ----       ----       ----
       Subtotal ............................        325        359        440        462        479

Earnings available before fixed charges ....      $ 619      $ 970      $ 794      $ 680      $ 985
                                                  -----      -----      -----      -----      -----
                                                  -----      -----      -----      -----      -----

Fixed charges:
    Fixed charges included in earnings .....      $ 325      $ 359      $ 440      $ 462      $ 479
    Capitalized interest ...................         30         30         34         40         10
                                                  -----      -----      -----      -----      -----
      Total fixed charges ..................      $ 355      $ 389      $ 474      $ 502      $ 489
                                                  -----      -----      -----      -----      -----
                                                  -----      -----      -----      -----      -----

Ratio of earnings to fixed charges (a) .....        1.7        2.5        1.7        1.4        2.0

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(a)   Includes pretax asset write-downs of:       $  71      $  19      $  50      $ 106      $ 127

      The ratio of earnings, excluding asset
       write-downs, to fixed charges would be:      1.9        2.5        1.8        1.6        2.3

(b)   Calculated as one-third of operating
       rental expense.


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